Ford F-Series Posts Best January Sales Results Since 2004; New Lincoln Navigator Has Strongest Sales in a Decade; New Ford Expedition Sales Up in All Regions

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JANUARY 2018 SALES

	Total Vehicle	Retail	Fleet	Truck	SUV	Car
U.S. Sales	**161,143**	**115,187**	**45,956**	**74,200**	**55,282**	**31,661**
Versus January 2017	-6.6%	-4.3%	-12.0%	2.2%	-5.9%	-23.3%

HIGHLIGHTS

- **Overall Ford Motor Company U.S. sales for January** totaled 161,143 vehicles – a 6.6 percent decline
- **Fleet sales of 45,956 vehicles** are down 12.0 percent due primarily to a planned change in delivery timing of daily rental sales
- **Ford transaction prices hit $37,000 per vehicle in January,** compared to $32,100 for the industry overall. Retail sales declined 4.3 percent on 115,187 vehicles sold
- **January saw new record average transaction pricing** for Ford, an increase of $2,000, with incentive spend down $200 compared to last year
- **Retail sales of Ford Expedition gained 56.8 percent,** with fleet sales off 66.3 percent due to order timing; 2018 Expedition is turning in just 11 days
- **F-Series sales of 58,937 vehicles last month** represent truck's best start to the year since 2004
- **Mustang retail sales increased 10.7 percent,** with a total of 4,732 cars sold
- **EcoSport began sales for the first time in the U.S. in January;** stock continues to build as dealers are very excited about this new SUV
- **Lincoln Navigator posted a 131.7 percent retail gain last month,** with overall sales of 1,288 SUVs. This marks the best retail sales start for Navigator in a decade. The Lincoln brand's overall transaction pricing increased $8,700 compared to a year ago

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About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 202,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.



"U.S. economic factors are very healthy and we're seeing the effect in the auto industry – not just in strong demand for SUVs and pickups, but in demand for high trim versions of vehicles. Our all-new Expedition and Navigator are off to a hot start across the country; Platinum Expedition and high series Reserve and Black Label versions of Navigator are in high demand."

– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

KEY VEHICLES



2018 Ford F-150

Ford F-Series posted another sales gain, with continued demand for high series pickups generating another new record. Average transaction pricing for F-Series in January totaled $47,800 per truck – up $1,400 over a year ago and $140 over December's record.



2018 Ford Expedition

All-new 2018 Ford Expedition is off to a tremendous start, with a high mix of Platinum models – representing 29 percent of our sales – pushing transaction price increases of $7,800. We saw retail sales increase in every region of the country, with our largest market, the Central region, up 46 percent.



2018 Ford Mustang

Retail sales of the 2018 Ford Mustang gained 10.7 percent, with the biggest increases coming from the nation's larger sports car markets – Dallas is up 39 percent and Houston is up 9 percent.



2018 Lincoln Navigator

Sales of our all-new Lincoln Navigator are up triple digits in every region of the country, with the Western region up 135 percent. At retail, 84 percent of Navigators sold are Reserve and Black Label SUVs – our two highest trim levels. Navigator is turning on dealer lots in just 7 days.

JANUARY 2018 INVENTORY/FLEET RESULTS

FORD MOTOR COMPANY

JANUARY 2018

	January 2018		January CYTD	
Fleet Segment	Percent of Total Sales	YOY Change	Percent of Total Sales	YOY Change
Rental	9.0%	(3.2) points	9.0%	(3.2) points
Commercial	12.7%	1.2 points	12.7%	1.2 points
Government	6.8%	0.3 points	6.8%	0.3 points
Total Fleet	28.5%	(1.7) points	28.5%	(1.7) points

	January 2018		December 2017		January 2017	
Gross Stock (incl. in-transit)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	157,862	125	141,943	76	167,074	97
SUVs	227,870	103	192,721	60	201,479	82
Trucks	309,350	104	295,771	69	316,353	105
Total	695,082	108	630,435	68	684,906	95

	January 2018		December 2017		January 2017	
Dealer Stock (on ground)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	120,330	95	111,408	60	131,194	76
SUVs	169,113	76	154,121	48	167,845	69
Trucks	267,002	90	253,500	59	264,105	87
Total	556,445	86	519,029	56	563,144	78

CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com